THE BEACHBODY COMPANY, INC.

2023 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

AMENDED AND RESTATED STOCK OPTION INDUCEMENT GRANT NOTICE

The Beachbody Company, Inc., a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Amended and Restated Stock Option Inducement Grant Notice (the “Grant Notice”), subject to the terms and conditions of The Beachbody Company, Inc. 2023 Employment Inducement Incentive Award Plan (as amended from time to time, the “Plan”) and the Amended and Restated Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan. As of [November 13, 2024], this Grant Notice and the Agreement attached hereto amend and restate in their entirety that certain Stock Option Inducement Grant Notice and attached Stock Option Agreement by and between Participant and the Company (collectively, the “Prior Agreement”).

Participant:	Mark Goldston
Grant Date:	June 15, 2023
Exercise Price per Share:	$[___]
Shares Subject to the Option:	477,661 shares of Class A Common Stock
Expiration Date:	June 14, 2033
Vesting Commencement Date:	June 15, 2023
Type of Option	Non-Qualified Stock Option
Vesting Schedule:

The Shares underlying the Option will vest and become exercisable as to 25% of the Shares on each of the first four anniversaries of the Vesting Commencement Date, subject to the Participant’s continued service through the applicable vesting date.

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

THE BEACHBODY COMPANY, INC.		PARTICIPANT
By:	_____________________	______________________

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Name:	Kathy Vrabeck	Mark Goldston
Title:	Chief Operating Officer

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Exhibit A

AMENDED AND RESTATED STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL
1.1
Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”). The Option is intended to constitute an “employment inducement award” under New York Stock Exchange (“NYSE”) Rule 303A.08, and consequently is intended to be exempt from the NYSE rules regarding stockholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the Option shall be interpreted in accordance and consistent with such exemption.
1.2
Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
ARTICLE II.

VESTING; PERIOD OF EXERCISABILITY
2.1
General Vesting; Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated.
2.2
Change in Control. If (i) a Change in Control occurs, (ii) Participant remains in continued service until at least immediately prior to the Change in Control, and (iii) some or all Shares subject to the Option remain unvested as of immediately prior to such Change in Control, then the Option shall vest and become exercisable in full as of immediately prior to such Change in Control.
2.3
Termination of Service.
(a)
If Participant experiences a Qualifying Termination at any time, the then-outstanding portion of the Option shall vest and become exercisable in full, subject to and conditioned upon Participant’s timely execution, delivery and non-revocation of a general release of claims in a form prescribed by the Company.
(b)
If Participant experiences a termination of service for any reason not described in Section 2.3(a) above, any portion of the Option that has not become vested on or prior to the date of such termination of service automatically will be forfeited and terminated as of the termination date without consideration therefor
2.4
Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.
2.5
Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

A-1||

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Exhibit A

(a)
The Expiration Date; provided, however, such Expiration Date may be extended pursuant to Section 5.3 of the Plan;
(b)
Unless the Administrator otherwise approves a longer period, the expiration of three years from the date of Participant’s Termination of Service (except as set forth in subclause (c) or (d) below);
(c)
Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause (except as set forth in subclause (d) below); and
(d)
If a Change in Control has occurred and the Option is Assumed in connection therewith, the Expiration Date; provided, however, such Expiration Date may be extended pursuant to Section 5.3 of the Plan.
2.6
Certain Definitions.
(a)
“Assumed” means that an Assumption occurs with respect to the Option in connection with a Change in Control.
(b)
“Cause” means (i) Participant’s misconduct or intentional actions that has or is reasonably expected to have a material adverse economic effect on the Company; (ii) acts or threats of violence by Participant in any manner affecting the Company’s reputation or otherwise connected to Participant’s employment in any way; (iii) alcohol or substance abuse by Participant; (iv) Participant’s wrongful destruction of Company property; (v) any crime involving fraud, embezzlement, theft, conversion or dishonesty against the Company; or any conviction, or plea of guilty or nolo contendere, in a valid court of law for any other financial crime or felony; (vi) any act of fraud or personal dishonesty by Participant which relates to or involves the Company in any material way, including misrepresentation on Participant’s employment application or other materials provided in the course of seeking employment (or continued employment) at the Company; (vii) unauthorized disclosure by Participant of confidential information of the Company; (viii) material violation by Participant of any written policy of the Company; or (ix) gross negligence of, or gross incompetence in, the performance of Participant’s duties for the Company as determined in good faith by the Board. For purposes of this definition, references to the “Company” includes the Company and its Subsidiaries.
(c)
“Good Reason” means (i) a material breach of this Agreement by the Company; (ii) without Participant’s approval, the relocation of the location where Participant works of more than 100 miles; (iii) the Company (or its successor or acquirer) ceasing to be a publicly-traded entity following a Change in Control; or (iv) a material diminution in Participant’s titles, duties, authority, or responsibilities. With respect to the acts or omissions set forth in this paragraph, (A) Participant shall provide the Board, within 45 days after the date of the occurrence of any event that Participant knows or should reasonably know to constitute Good Reason, with a written notice specifying in detail the basis for the termination of service for Good Reason and the provision(s) under this definition on which such termination is based, (B) the Company and its Subsidiaries shall have 30 days to cure the matters specified in the notice delivered, and (C) if uncured, Participant must terminate Participant’s service with the Company and its Subsidiaries in writing within 90 days thereafter in order for such termination to be considered to be for Good Reason.
(d)
“Qualifying Termination” means a termination of Participant’s service with the Company and its Subsidiaries by the Company (or an applicable Subsidiary) without Cause or by Participant for Good Reason.

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Exhibit A

ARTICLE III.

EXERCISE OF OPTION
3.1
Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.
3.2
Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.
3.3
Tax Withholding; Exercise Price.
(a)
Subject to Sections 3.3(b) and 3.3(c), payment of the exercise price and withholding tax obligations with respect to the Option may be by any of the following, or a combination thereof, as determined by the Company:
(i)
Cash or check;
(ii)
In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Option creating the tax obligation, valued at their Fair Market Value on the date of delivery; or
(iii)
In whole or in part by the Company withholding of Shares otherwise issuable upon exercise of this Option.
(b)
Unless the Company otherwise determines, and subject to Section 9.11 of the Plan, payment of the exercise price and withholding tax obligations with respect to the Option shall be by delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable exercise price and tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator.
(c)
Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean the greater of (i) the minimum applicable statutory tax withholding rate or (ii) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction; provided, however, that (A) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (B) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the Option under generally accepted accounting principles.
(d)
Participant acknowledges that Participant is ultimately liable and responsible for the exercise price and all taxes owed in connection with the Option (and, with respect to taxes, regardless

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Exhibit A

of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option). Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
(e)
Notwithstanding the generality of the foregoing, if any taxes, penalties or interest become payable by Participant with respect to the Option other than (i) federal, state or local income taxes and/or employment taxes generally applicable in connection with the exercise of stock options, (ii) capital gains taxes associated with the disposition of any Shares underlying the Option and/or (iii) taxes imposed under or by operation of Code Section 4999 (any such additional taxes, penalties or interest, the “Additional Taxes”), the Company shall pay to Participant an amount equal to such Additional Taxes, including any pyramiding federal, state or local income or employment taxes that become payable by Participant resulting from such payment (collectively, the “Payment”). Any Payment shall be paid by the Company promptly following payment of such Additional Taxes by Participant, but in no event later than the end of Participant’s taxable year next following the taxable year in which the Additional Taxes are remitted to the applicable taxing authority; provided, however, that the Company may, in its sole discretion, withhold and pay to the applicable taxing authority, for the benefit of Participant, all or any portion of the Payment.
ARTICLE IV.

OTHER PROVISIONS
4.1
Adjustments. Participant acknowledges that the Option, including the number of Shares subject to the Option, and the per Share exercise price, is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2
Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
4.3
Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4
Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5
Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

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Exhibit A

4.6
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b‑3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8
Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, including the Prior Agreement. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Option without the prior written consent of Participant.
4.9
Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10
Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
4.11
Not a Contract of Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.12
Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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